Exhibit 10.13

CODE OF BUSINESS CONDUCT AND ETHICS

March 2020

SUMMARY OF THE CODE’S PRINCIPLES1

PROTECTING THE COMPANY’S ASSETS, RESOURCES AND DATA

•

We often have sensitive confidential information about Brookfield, about other companies, about our Clients (as defined herein) and investors, and about our directors, officers and employees; preserving the integrity of this information is vital to our business and reputation and is necessary to meet our obligations under data protection laws.

ACCURACY OF BOOKS AND RECORDS AND PUBLIC DISCLOSURES

•	We should take care that our books and records are accurate and that all of our business transactions are properly authorized.

•	As a public company, we have duties to our shareholders and must ensure that our communications and other disclosures to the market are true and accurate.

DUTIES TO STAKEHOLDERS

•	In asset management, one’s reputation is everything and we should act responsibly in dealings with our securityholders, customers, Clients, investors, suppliers, other stakeholders and competitors.

•	We have obligations to our Clients and must manage their capital as though it were our own.

COMMUNICATIONS AND MEDIA

•	In this digital era in which we operate, be careful in your written communications made over company information systems, such as email, as this is a permanent record.

•	You must ensure that any of your online activities, including your use of online social media, are appropriate and reflect well on Brookfield.

CONFLICTS OF INTEREST AND PERSONAL BEHAVIOR

•	Brookfield is a global brand and as a representative of the company your personal behavior must be consistent with our values.

•	As a steward of third-party capital, be cognizant that we face a heightened risk that one’s personal interests may conflict with or appear to conflict with the interests of the company.

POSITIVE WORK ENVIRONMENT

•	For everyone to do their best work on behalf of the company, we should all do our part to maintain our respectful work environment where everyone feels safe and productive.

•	Our success is dependent on establishing a workplace culture free from discrimination, violence, harassment and other negative influences.

COMPLIANCE WITH LAWS, RULES, REGULATIONS AND POLICIES

•

We operate in many jurisdictions and are subject to different laws, rules and regulations; you need to be aware of the laws that apply to your activities so that you can comply with them; ignorance of the law is no excuse.

•	The company has corporate policies that you must be familiar with, as they govern your trading activities, business practices and other conduct while at Brookfield.

[1]	These principles are for summary purposes only. For more detailed information on each of these items consult the Code attached.

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FREQUENTLY ASKED QUESTIONS

WHY DO WE HAVE A CODE?

The Code serves as a guide for how you should conduct yourself as a member of the Brookfield team. Preserving our corporate culture and ensuring compliance with legal, regulatory and fiduciary duties is vital to the organization and following the Code helps us do that.

WHO MUST FOLLOW THE CODE?

All directors, officers, employees and temporary workers of Brookfield Asset Management Inc., its wholly-owned subsidiaries, and certain publicly-traded controlled affiliates who have not adopted their own Code of Conduct or other policies that are consistent with the provisions of this Code.

WHAT ARE YOUR RESPONSIBILITIES?

You have two responsibilities. First, you must follow every aspect of the Code and certify your commitment each year. Second, if you suspect someone may be violating the Code or the policies referred to herein, you have an obligation to report it. To make a report, follow the section of the Code: “Reporting Potential Code Violations.”

HOW WILL I KNOW IF THERE IS A PROBLEM?

The Code attempts to deal with the most common issues that you may encounter, but it cannot address every question that may arise. When you’re not sure what to do, ask yourself the following questions:

•	Is it illegal?

•	Does it feel like the wrong thing to do?

•	Would you feel uncomfortable if others knew about it?

•	Will it have the potential to create a negative perception of you or the company?

•	Do you have a personal interest that has the potential to conflict with the company’s interest?

If you answer “yes” to any of these questions your proposed conduct may violate the Code and you should ask for help.

HOW SHOULD I ASK FOR HELP?

If you have questions about the Code, any policies or guidelines referred to herein, or about the best course of action to take in a particular situation, you should seek guidance from your supervisor or a member of Brookfield’s Legal & Regulatory Group (a list of these members and their contact information is set forth on Schedule A).

WHAT IF I WOULD LIKE TO MAKE AN ANONYMOUS REPORT?

You may make an anonymous report by contacting the company’s reporting hotline, which is operated by an independent third-party and is available 24 hours a day, 7 days a week. The Reporting Hotline phone numbers by jurisdiction are set forth on Schedule A. If you choose to make an anonymous report, your anonymity will be protected to the fullest extent possible as permitted by law. Keep in mind, however, that maintaining your anonymity may limit the company’s ability to investigate your concerns.

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WHAT ARE THE CONSEQUENCES FOR VIOLATING THE CODE?

Violations of the Code or the policies and guidelines incorporated by reference herein, can vary in its consequences. If you’re an employee, it could result in a reprimand or other disciplinary action, including the termination of your employment at the company for cause. If you’re a director, a violation may necessitate your resignation. Certain violations of the Code also contravene applicable laws and therefore can have severe consequences outside of Brookfield. Depending on your actions, failing to comply with the Code could lead to civil or criminal prosecution, which could result in substantial fines, penalties and/or imprisonment.

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SCHEDULE A – Contact Information

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INTRODUCTION

This Code of Business Conduct and Ethics (“the Code”) applies to all directors, officers, employees and temporary workers2 (collectively, “you”) of (i) Brookfield Asset Management Inc. and its wholly-owned subsidiaries (“Brookfield Asset Management”); (ii) certain publicly-traded controlled affiliates (Brookfield Business Partners LP, Brookfield Infrastructure Partners LP, Brookfield Property Partners LP and Brookfield Renewable Partners LP) (“Listed Entities”); and (iii) any other controlled affiliate of Brookfield Asset Management (together with the Listed Entities, the “Controlled Affiliates,” and collectively with Brookfield Asset Management, “we,” “us,” “our,” “Brookfield” or the “company”), unless such Controlled Affiliate has adopted its own Code of Conduct and/or other policies that are consistent with the provisions of this Code.3

STANDARDS OF BUSINESS CONDUCT

Brookfield seeks to foster and maintain a reputation for honesty, openness, trust, integrity and professionalism. The confidence and trust placed in Brookfield by our Clients and investors is something we value greatly and endeavor to protect. In many respects, our reputation is our most vital business asset. Accordingly, all of our activities should be conducted with honesty and integrity and in compliance with applicable legal and regulatory requirements.

We have adopted the Code and related policies and procedures in order to preserve our culture and to ensure compliance with legal, regulatory and fiduciary requirements applicable to our activities. We expect and require that you meet the letter and spirit of the Code (and related policies and procedures). This Code incorporates by reference the following corporate policies and programs which should be read in conjunction with the Code:

•	Advisory Records Retention Policy;[4]

•	Anti-Bribery and Corruption Policy;

•	Data Protection Policy and Data Protection Program;

•	Disclosure Policy;

•	Enterprise Information Security Policy;

•	Personal Trading Policy;

•	Positive Work Environment Policy;

[2]

For purposes of the Code, “temporary workers” include non-full-time employees and consultants and contractors etc. that work on our premises. The business group retaining a temporary worker is responsible for ensuring that the temporary worker certifies their commitment to comply with the Code.

[3]

Where a Controlled Affiliate has adopted its own Code of Conduct and/or policies that are consistent with the provisions of this Code, the Controlled Affiliate’s directors, officers, employees and temporary workers follow those policies, and, in case of a conflict, the terms of that Code control. Where a Controlled Affiliate has not adopted their own Code of Conduct and/or other policies that are consistent with the provisions of this Code, the Controlled Affiliate must review the Code and the policies in the context of their business to ensure that the Code and such policies are appropriate and addresses all legal and regulatory requirements and risks applicable to their business.

[4]	For Access Persons and Investment Access Persons (each as defined in the Personal Trading Policy) only.

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•	Travel and Entertainment Expense Policy;

•	U.S. and Canadian Political Contributions Policies; and

•	Whistleblowing Policy.

PROTECTING THE COMPANY’S ASSETS, RESOURCES AND DATA

The company’s assets are to be used for legitimate business purposes only.

The company’s assets are for business, not personal use. The company’s assets span many categories. Assets can be physical, tangible goods, such as office supplies, furniture, computers or intangible items, such as intellectual property. You have a responsibility to safeguard the company’s assets from loss, damage, theft, misuse and waste. If you become aware of loss, damage, theft, misuse or waste of our assets, or have questions about your proper use of them, you should speak with your supervisor. The company’s name (including its corporate letterhead and logo), facilities and relationships are valuable assets and must only be used for authorized company business.

If you use the company’s assets for personal benefit or are otherwise wasteful with the company’s assets, you may be in breach of your duty to the company. You have a responsibility not to abuse company resources for reimbursement. Any requests for reimbursement for authorized company expenses must be for legitimate business expenses. If you are unsure whether a certain expense is legitimate, you should speak with your supervisor or refer to the company’s Travel and Entertainment Expense Policy.

Confidential information must be protected at all times.

We must protect confidential information in our possession - both information about us and information about other companies, and our Clients and investors. Confidential information includes, but is not limited to, all confidential memos, notes, lists, records and other documents in your possession, in hard and soft copy. All of these are to be delivered to the company promptly after your employment ceases or at any time upon the company’s request, and your obligation to protect this information continues after you leave the company. You must protect hard and soft copies of confidential information that are removed from the office (e.g., to be worked with at home or at external meetings).

It is important to use discretion when discussing company business. This includes respecting information barrier protocols and discussing company business only with those individuals at the company that have a “need to know” the information. Additionally, be careful not to discuss company business in public places such as elevators, restaurants, and public transportation or when using your phone or email outside of the office. You should also be careful not to leave confidential information in unattended conference rooms or in public places where others can access it. While at Brookfield, if you become aware of confidential information about the company or another entity that you know or suspect has been inadvertently disclosed, seek guidance from a member of the Legal & Regulatory Group before using or acting upon this information.

Personal data held by or on behalf of the company must be used in compliance with data protection laws.

The company collects personal data regarding individuals both inside and outside the organization where we have the lawful basis for doing so. This is necessary to effectively and efficiently administer

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and manage the operation of our business. Personal data includes, among other things, sensitive personal, medical and financial information. In general, personal data will only be held by the company for as long as we have a need to retain it.

Collection and use of personal data are subject to various legal and regulatory requirements. You must take all reasonable steps to ensure that personal data is kept confidential and accessed only by those individuals at the company that have a need to know this information to carry out their duties. In addition, if it is necessary to the conduct of business to disclose personal data to a third-party (e.g., so that a third-party may provide services to the company or acquire an asset or business of the company) then you must ensure that such transfer complies with applicable legal and regulatory requirements. This may include ensuring the third-party is subject to a written agreement which contains confidentiality obligations and, where relevant, other obligations which must be included under the data protection laws of certain jurisdictions in which we operate or have Clients or investors. In all other cases, you may only disclose personal data pursuant to a legal or regulatory requirement.

In the ordinary course, the company transfers personal data between jurisdictions in which the company operates, including outside the European Economic Area (“EEA”), United Kingdom and Singapore. If you transfer personal data outside the EEA, United Kingdom or Singapore, then you must ensure that it is permissible for you to do so (e.g., consent has been given by the individual or an appropriate data transfer agreement has been signed). In addition, you should ensure that the personal data is protected in a manner that is consistent with how personal data is protected by the company within these jurisdictions, and in any event in compliance with all applicable data protection laws.

You are responsible for ensuring that you understand and comply with our data protection/privacy policies. For more information about compliance with data protection laws, refer to the company’s Data Protection Policy and related policies referred to in the Data Protection Program.

Intellectual property belongs to the company.

During the course of your employment, you may be involved in the creation, development or invention of intellectual property such as concepts, methods, processes, inventions, confidential information and trade secrets, know-how, physical products, ideas, plans, programs, software, applications, code, works of authorship, trademarks, service marks and designs, alone or jointly with others, including but not limited to the improvement of existing intellectual property belonging to the company. All such intellectual property and the rights therein shall be owned by the company and your moral rights to such intellectual property, if any, will be waived. You are responsible for cooperating with the company and providing all necessary assistance, including the preparation and execution of any necessary documentation such as assignments and applications to register rights before relevant government authorities on behalf of the company, to ensure that all intellectual property and related rights become or are recognized as the exclusive property of the company.

The documents of the company must be preserved.

It is critical that you help preserve our business records, follow the guidelines set forth in any document retention policies and comply with related legal and regulatory requirements. Investment Access Persons and Access Persons should refer to the company’s Advisory Records Retention Policy for further details on the appropriate preservation of advisory records. If you are notified that your documents are relevant to an anticipated or pending litigation, investigation or audit, you must follow the guidance set forth in the notification you receive from legal counsel regarding retention of documents.

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ACCURACY OF BOOKS AND RECORDS AND PUBLIC DISCLOSURES

Ensure that the books and records of the company are complete and accurate and that all business transactions are properly authorized.

The books and records of the company must reflect all its transactions in order to permit the preparation of accurate financial statements. Employees must never conceal information from (i) an external auditor; (ii) an internal auditor; or (iii) an audit committee of the company. In addition, it is unlawful for any person to fraudulently influence, coerce, manipulate or mislead an external auditor of the company.

The company’s contracts and agreements govern our business relationships. Because the laws governing contracts and agreements are numerous and complicated we have put in place policies and procedures to ensure that any contract entered into by the company has the appropriate level of approval. As a result, employees who enter into contracts or agreements on behalf of the company must have proper authorization to do so and, prior to their execution, these documents must be reviewed by legal counsel where required by policy or practice. Consult a member of the Legal & Regulatory Group if you are unsure whether a contract requires review.

Ensure that the company provides full, true and plain public disclosure.

All employees who are responsible for the preparation of the company’s public disclosures, or who provide information as part of this process, must ensure that public disclosures of information are made honestly and accurately. Employees must be aware of and report any of the following: (a) fraud or deliberate errors in the preparation, maintenance, evaluation, review or audit of any financial statement or financial record; (b) deficiencies in, or noncompliance with, internal accounting controls; (c) misrepresentations or false statements in any public disclosure document, such as annual and quarterly reports, prospectuses, information/proxy circulars and press releases; or (d) deviations from full, true and plain reporting of the company’s financial condition.

Additionally, each person who is in a financial reporting oversight role, and their Family Members,5 are prohibited from obtaining any tax or other services from the external auditor, irrespective of whether the company or such person pays for the services.

DUTIES TO STAKEHOLDERS

Deal fairly with the company’s stakeholders.

You must deal fairly with the company’s security holders, customers, Clients, suppliers, other stakeholders and competitors. To preserve our reputation and relationship with stakeholders, do not engage in any illegal or unethical conduct when dealing with stakeholders or competitors.

Manage Client capital as though it were your own.

As a global asset manager, the company has fiduciary responsibilities in managing the assets of its Clients, which include among others, private funds, listed issuers and separate accounts (collectively, “Clients”). You must be careful to avoid even the appearance of impropriety when dealing with Clients

[5]	For the purposes of this Code, “Family Members” are your spouse, partner or other family members who live in the same dwelling as you.

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and prospective Clients, and investors (and prospective investors) in Client accounts, or in performing any related activities. In this regard, you must avoid engaging in any activity that could result in an actual, potential or perceived conflict of interest and avoid any action that may be perceived as a breach of trust, unless such activity is resolved in accordance with a framework that was fully and fairly disclosed to and approved by the relevant stakeholders in accordance with applicable legal and regulatory requirements. A “conflict of interest” for this purpose occurs when the company’s interest inclines the company, consciously or unconsciously, or appears to incline the company to render advice that is not disinterested to our Clients or investors in Client accounts.

COMMUNICATIONS AND MEDIA

Use the company’s various forms of communication properly and appropriately.

All business matters that involve electronic, written communication must be conducted by employees on the company’s email system or through other systems provided and approved by the company (such as Jabber). You must at all times use our e-mail, Internet, telephones and other forms of communication appropriately and professionally. Employees must comply with our Enterprise Information Security Policy and all applicable policies. While we appreciate the need for limited use of these tools for personal purposes, your use should not be excessive or detract from your work. Employees should not email business information to their personal email accounts or maintain a copy of business information on their personal computers or other non-work electronic devices. When using company-provided technologies, such as computers, cell phones and voicemail, you should not expect that the information you send or receive is private. Your activity may be monitored to ensure these resources are used appropriately; please refer to the Employee Data Protection and Privacy Notice.

Be cautious in your use of social media.

The company’s social media policy is that, unless you are expressly authorized, you are strictly prohibited from commenting, or posting about, or otherwise discussing the company, its customers and Clients, its (and its Clients’) investors, its employees, and its securities, investments and other business matters on all social media forums, including, but not limited to, social networks, chat rooms, wikis, virtual worlds and blogs (collectively, “social media”). You are a representative of Brookfield when engaging in online activities and you must ensure that your behavior online, including on social media, is appropriate and consistent with our values. For further details on the appropriate use of social media, you should refer to the company’s Enterprise Information Security Policy.

Do not speak on behalf of the company unless authorized to do so.

As a public company, it is important to ensure our communications to the investing public are: (a) timely; (b) full, true and plain; and (c) consistent and broadly disseminated in accordance with all applicable legal and regulatory requirements. You may not make public statements on Brookfield Asset Management’s behalf unless you have been designated as a “Spokesperson” under its Disclosure Policy. Each Controlled Affiliate has its own policy regarding public disclosures, and if you are a director, officer or employee at one of these entities (or are acting on their behalf) you should comply with such policy.

If a shareholder, financial analyst, member of the media or other third-party contacts you to request information, even if the request is informal, do not respond to it unless you are authorized to do so. In this event, refer the request to your supervisor or forward the request to an individual at the company employed in investor relations or communications. For further information, you should refer to the Disclosure Policy of Brookfield Asset Management or a Controlled Affiliate, as applicable.

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CONFLICTS OF INTEREST AND PERSONAL BEHAVIOR

Exhibit personal behavior that reinforces a positive image of you and the company.

Your personal behavior, both inside and outside work, should reinforce a positive image of you, the company and its business activities. It is essential to use good judgment in all your personal and business dealings. You should refrain from engaging in activities that could hurt the company’s reputation, or yours, and that could undermine the relationship of trust between you and the company or the company and its Clients. Employees who have acted inappropriately may be subject to disciplinary action up to and including termination for cause.

Remember your duties to Brookfield when participating in outside personal interests; obtain permission before pursuing business activities outside the scope of your role with the company

The company encourages directors and employees to be active participants in their community. While pursuing personal, political, not-for-profit activities or other like activities, be mindful that your participation in any outside interest must not prevent you from adequately discharging your duties to Brookfield and should not conflict with or otherwise be adverse to the company’s interests. In addition, ensure that when you are involved in these activities you are not seen to be speaking or acting on behalf of the company without express authority.

“Outside Business Activities,” otherwise known as “OBAs” include any business activities outside the scope of one’s role with the company, including any activity as an employee, independent contractor, sole proprietor, officer, director, or partner of another business organization, regardless of whether compensation is involved. Employees must receive approval from their business unit and a member of the Legal & Regulatory Group prior to accepting an OBA Directors of the company must advise the Chair of their Board of Directors prior to taking on any OBAs. Prior approval is not required to serve on boards of charities or small, private family holding companies that have no relation to the company. For greater clarity, approval is not needed to serve on the board of a family holding company which is an extension of one’s personal business affairs; however, it is needed to serve on the board of a private operating business with significant operations. When in doubt whether you need to obtain permission, consult with a member of the Legal & Regulatory Group.

Avoid situations in which your personal interests conflict with the interests of the company, its Clients or investors in Client accounts.

A “conflict of interest” for this purpose occurs when a person’s private interest inclines the person, consciously or unconsciously, or appears to incline the person to act in a manner which is not in the interests of the company. You may have a conflict of interest if you are involved in any activity that prevents you from performing your duties to the company properly, or that may create a situation that could affect your ability to act objectively, effectively and in the best interests of the company, including due to among other things, personal interests or receipt of benefits from our relationships with companies, business partners, counterparties, investment banks, brokerage firms, service providers, and other constituencies. Accordingly, you must place the company’s interest in any business matter ahead of any personal interest. Remember that the company’s interest includes the company’s obligations to its Clients.

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The best way to judge whether you may have a conflict of interest is to ask yourself whether a well-informed person would reasonably conclude that your interest could in any way influence your decision or performance in carrying out a duty on behalf of the company. To avoid conflicts of interest, identify potential conflicts when they arise and contact internal legal counsel if you are unsure whether a conflict exists. Directors should consult with the Chair of their Board of Directors on conflicts matters. In addition, if you become aware of any conflict or potential conflict of another director, officer or employee, you should consult with internal legal counsel or the Chair of your Board of Directors, as appropriate.

Do not take corporate opportunities as your own personal opportunities.

You are prohibited from taking personal advantage of a business or investment opportunity that you become aware of through your work at Brookfield. You owe a duty to the company to advance its interests when the opportunity arises, and you must not compete with the company in any way. Additionally, your personal trading activities must comply with the company’s Personal Trading Policy.

POSITIVE WORK ENVIRONMENT

Be committed to our respectful work environment free from discrimination,6 violence7 and harassment.8

The company does not tolerate workplace discrimination, violence or harassment. All directors, officers and employees must work to ensure that the company is a safe and respectful environment where high value is placed on integrity, fairness and respect. For more information on the company’s commitment to its positive work environment, refer to the company’s Positive Work Environment Policy.

You have a duty to report discrimination, violence and harassment.

If you experience or become aware of what you believe to be discrimination, violence or harassment, you are expected to report it in accordance with the “Reporting Potential Code Violations” section of the Code and/or in accordance with the Positive Work Environment Policy. Reports of discrimination, violence or harassment will be taken seriously and investigated. If you are found to be discriminating against, acting or threatening to act violently towards, or harassing any individual at Brookfield, or if you knowingly condone the discrimination of, violence towards, or harassment of another individual, you will face corrective action up to and including termination without notice and for cause.

We want to create a culture of reporting when it comes to discrimination, violence and harassment, as reporting is essential for us as a company to stamp out these behaviors. While we reserve the right to take corrective action if you knowingly make a false accusation about an innocent party, you will not face retaliation for making a good faith report or assisting in the investigation of a report.

[6]

“Discrimination” means the differential treatment of an individual or group based on prescribed characteristics protected by law. Prescribed characteristics generally include age, color, race, religion, sex, gender, marital status, ancestry, sexual orientation, national origin, disability.. It does not matter whether the discrimination is intentional; it is the effect of the behavior that matters.

[7]

“Violence” means an action (oral, written or physical) which causes, is intended to cause, could reasonably be interpreted as a threat to cause, or is capable of causing death or bodily injury to oneself or others, or property damage.

[8]

“Harassment” means conduct which is known or ought reasonably to be known to be unwelcome and includes conduct (e.g., comments and actions) which would be perceived by a reasonable person as being hostile, humiliating or abusive or cause him/her torment. Harassment covers a wide range of conduct and includes sexual harassment, bullying and psychological harassment. Harassment may occur in a variety of ways and may, in some circumstances, be unintentional, but regardless of intent, all harassment negatively affects individual work performance and our workplace as a whole.

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Be committed to ensuring the health and safety of fellow directors, officers and employees.

We all have the right to work in an environment that is safe and healthy. In this regard, you must:

a.	comply strictly with all occupational, health and safety laws and internal procedures;

b.	not engage in illegal or dangerous behavior, including any acts or threats of violence;

c.	not possess, distribute or be under the influence of drugs while on company premises or when conducting company business; and

d.	not possess or use weapons or firearms or any type of combustible material in the company’s facilities, or at company-sponsored functions.

If you or someone you know is in immediate danger of serious bodily harm, first call local law enforcement authorities and then report the incident in accordance with the “Reporting Potential Code Violations” section of the Code and/or in accordance with the Positive Work Environment Policy.

Human Rights and Modern Day Slavery

We are committed to conducting business in an ethical and responsible manner, including by carrying out our activities in a manner that respects and supports the protection of human rights through:

a.	the elimination of discrimination in employment;

b.	the prohibition of child and forced labour; and

c.	the eradication of harassment and physical or mental abuse in the workplace.

We strive to embed these standards into all of our core business activities, including training, communications, contracts and due diligence processes as appropriate. These practices extend to our interactions with our key suppliers and other business partners.

COMPLIANCE WITH LAWS, RULES, REGULATIONS AND POLICIES

Know and comply with all laws, rules, regulations and policies applicable to your position.

Our business is highly regulated, and the company is committed to compliance with applicable laws, rules, regulations and policies. Each of us must recognize our personal obligations as individuals, to understand and comply with the laws, rules, regulations and policies that apply to us in the conduct of our duties, including those that apply specifically to public companies, asset managers and investment advisers, as well as laws with broader applicability such as prohibitions on insider trading and other forms of market abuse.

Many of the company’s activities are governed by laws, rules, regulations and policies that are subject to change. If you have questions about the applicability or interpretation of certain laws, rules, regulations or policies relevant to your duties at Brookfield, you should consult with the company’s internal legal counsel. In the event a local law, custom or practice conflicts with the Code you must adhere to whichever is most stringent. If you know of any of our practices that may be illegal, you have a duty to report it. Ignorance of the law is not, in general, a defense to breaking the law. We expect you to make every reasonable effort to become familiar with the laws, rules, regulations and policies affecting your activities and to comply with them. If you have any doubts as to the applicability or interpretation of any of the above, you should obtain advice from the company’s internal legal counsel.

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Do not trade in the company’s securities and in any other publicly-traded securities if you possess material non-public information.

While at Brookfield, you may have access to or become aware of material non-public information,9 either about Brookfield Asset Management, a Controlled Affiliate or a related or unrelated publicly-traded entity. You must not use this information to gain a financial advantage for yourself or others, either by way of making a trade for yourself, “tipping” others on the information (i.e., disclosing the information to others such as relatives or friends), or otherwise. Doing so is not only a violation of the Code that will result in immediate termination for cause but is also a serious violation of securities laws and will expose any individuals involved to potential civil and criminal prosecution.

Prohibitions on trading in Brookfield securities may apply when a Brookfield entity is in a quarterly blackout period relating to the release of its earnings or when it is in a special blackout period. Information on blackout periods can be obtained via the company’s intranet.

If you have questions about securities laws or the company’s internal trading policies and procedures, contact the company’s internal legal counsel or refer to the Personal Trading Policy.

Depending on your role at the company, you may have to pre-clear trades or avoid trading altogether.

There are certain categories of employees under Brookfield’s Personal Trading Policy – Investment Access Persons, Access Persons and Insiders. Investment Access Persons are employees who are actively involved at Brookfield in the investments process or have regular and ongoing access to this process and/or input thereto. Access Persons are others at Brookfield who are involved in our investment advisory business. Both Investment Access Persons and Access Persons are designated by Brookfield’s compliance group. A third category includes all employees who are physically situated in a Brookfield corporate office with investment advisory activities, as designated by internal legal from time to time, who are not Investment Access Persons or Access Persons. These individuals are known as “Insiders.”

Insiders along with Access Persons must pre-clear their trades (and those of family members who live in the same dwelling) in both Brookfield and non-Brookfield securities (i.e., all tradeable securities). All non-employee directors must pre-clear trades in Brookfield securities only.

Investment Access Persons, and their family members who live in the same dwelling, are generally prohibited from making personal trades in all non-Brookfield securities. Such persons must delegate their trades in non-Brookfield securities to a blind trust or a third-party financial advisor who has full discretion over investment decisions. As a general matter, these types of accounts over which you have no discretion should be managed by arm’s length third-parties that are not your family members.

[9]

Information about an entity is “material” if there is a substantial likelihood that a reasonable investor would consider the information important when deciding to buy, sell or hold that entity’s securities or if the information would reasonably be expected to result in a change in the market price or value of the securities. Information is “non-public” until it has been generally disclosed to the public and adequate time has passed for the securities markets to analyze the information. If you are not sure whether information is material or non-public, consult with Brookfield’s Legal & Regulatory Group or compliance department for guidance.

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For more information about trading preclearance and trading activities in third-party discretionary accounts, refer to the company’s Personal Trading Policy.

Do not give or receive bribes, including “facilitation payments.”

We value our reputation for conducting business with honesty and integrity. It is vital for us to maintain this reputation as it generates confidence in our business by our stakeholders, which ultimately means it is good for business. We do not pay bribes in furtherance of our business, either directly or indirectly, and you are not permitted to pay bribes on our behalf or authorize others to pay bribes on our behalf. This commitment comes from the highest levels of management and you must meet this standard. A bribe is anything of value that is offered, promised, given or received to improperly influence a decision or to gain an improper or unfair advantage in promoting, enhancing, obtaining or retaining business. Bribery may not always be in the form of cash payments and may take many other forms, including gifts, travel, hospitality, political contributions, charitable donations, employment opportunities, internships, and secondments. Facilitation payments10 are also a form of bribe and are therefore not permitted. For further details, refer to company’s Anti-Bribery and Corruption Policy.

Giving or receiving gifts/entertainment should be reasonable, and in certain cases prohibited.

Gifts and entertainment given to or received from persons who have a business relationship with the company are generally acceptable, if the gift or entertainment is modest in value, appropriate to the business relationship, and does not create an appearance of impropriety. No cash or cash equivalent payments should be given or received. Employees who do not comply with these requirements may be required to reimburse the company for the value of any gifts or benefits they make or receive on behalf of the company. For further details, refer to company’s Anti-Bribery and Corruption Policy.

There may be restrictions on your political donations to candidates and political parties.

In Canada, political donations made on behalf of the company are prohibited. Political donations made by individuals on their own behalf should comply with local laws and regulations. In the U.S., various federal, state, and municipal laws and regulations impose specific restrictions and rules with respect to political contributions, both those made on behalf of the company or made by individuals on their own behalf, which can carry significant penalties for the company for violations. To ensure that we do not breach the law regarding political donations in any country, all political donations, no matter how small, made on behalf of the company (directly or indirectly) must be approved in advance by the applicable regional head. The Brookfield U.S. and Canadian Political Contributions Policy should be consulted and adhered to before making any political contributions on behalf of the company or by individuals and/or their Family Members on their own behalf.

We must prevent the use of our operations for money laundering or any activity that facilitates money laundering, the financing of terrorism, or other criminal activities.

The company is strongly committed to preventing the use of its operations for money laundering, the financing of terrorism, or other criminal activities, and will take appropriate actions to comply with applicable anti-money laundering laws. Jurisdictions may publish lists of individuals and organizations that the company is prohibited from accepting funds from or distributing funds to under applicable anti-money laundering laws. Employees are expected to use reasonable care to verify that counterparties are

[10]

Facilitation payments are small payments made to secure or speed up routine actions or otherwise induce public officials or other third-parties to perform routine functions they are otherwise obligated to perform, such as issuing permits, approving immigration documents or releasing goods held in customs. This does not include legally required administrative fees or fees to fast-track services.

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not owned or controlled by, or acting on behalf of, sanctioned governments, groups, individuals or others. This includes requiring counterparties to make anti-money laundering representations in documents with the company, which internal legal counsel can provide upon request. Each of the company’s business units is responsible for developing and implementing an anti-money laundering and economic sanctions compliance program, with a view to managing the risks of their business in this area.

You should consider your rights and obligations when providing information to governmental authorities.

Either during or following your employment or directorship at Brookfield you may be contacted by governmental authorities (e.g., law enforcement, securities regulators, etc.) who are seeking confidential information from you which you obtained through your association with Brookfield. Whether you are able to respond to these questions or not, we strongly recommend that, for your own protection, you do not speak with authorities without first seeking legal advice on your rights and obligations. In this situation, you may contact the company’s internal legal counsel who can help you retain counsel that can assist you.

Notwithstanding the foregoing, nothing in the Code prohibits or restricts you in any way from providing information to a government authority pursuant to applicable whistleblowing regulations. For further information, refer to the Whistleblowing Policy.

You have internal reporting obligations in the event you are convicted of a felony or misdemeanor.

We are only as good as our people, and therefore our reputation as a leading global alternative asset manager depends on the reputation of the individuals who serve the company as a director, officer or employee. Our screening process at Brookfield is rigorous and includes background checks so that we have the best information possible about our prospective directors, officers and employees. Once at Brookfield, we expect you to continue to adhere to these principles of openness, honesty and transparency. If at any time while you are associated with the company you are convicted of a felony or misdemeanor or are involved in any conduct that you think may be relevant to your reputation, you have an obligation to report this information to internal legal counsel or your supervisor so that it may be appropriately documented internally.

REPORTING POTENTIAL CODE VIOLATIONS

You are strongly encouraged to make good faith reports.

Internal reporting is critical to the company’s success, and it is both expected and valued. You are required to be proactive and promptly report any suspected violations of the Code, or any illegal or unethical behavior or misconduct that you become aware of. When making a report, please include specific details and back-up documentation where feasible in order to permit adequate investigation of the concern or conduct reported. Vague, nonspecific or unsupported allegations are inherently more difficult to pursue.

Employees may report actual or potential misconduct or violations of the Code to their supervisor in the first instance, since their supervisor is generally in the best position to resolve the issue. Alternatively, you may contact the Human Resources (“HR”) Department or the company’s internal legal counsel to report any actual or potential misconduct or Code violations, or if you have any specific or general questions. Directors should promptly report violations to the Chair of their Board of Directors.

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If you have questions about securities laws or the company’s whistleblowing policy, contact the company’s internal legal counsel or refer to the Whistleblowing Policy.

In the event you do not want to report violations to your supervisor, HR, or internal legal counsel, you can always make a report through the company’s reporting hotline.

Our reporting hotline (the “Reporting Hotline”) is managed by an independent third-party. The Reporting Hotline allows anyone to call anonymously (if they so choose) to report suspected unethical, illegal or unsafe behavior in English and other languages. The Reporting Hotline is available toll-free, 24 hours a day, 7 days a week. Refer to the “Contact Information” section of the Code for the Reporting Hotline phone numbers by jurisdiction. If you choose to make an anonymous report, your anonymity will be protected to the fullest extent possible as permitted by law.

Reports will be kept confidential and will be dealt with appropriately.

The confidentiality of reported violations will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and subject to applicable law. You may wish to identify yourself to facilitate our investigation of any report; however, you can make an anonymous report by calling the Reporting Hotline. The party receiving the initial report must record its receipt, document how the situation was dealt with and file a report with internal audit, which will be retained for the record. The Chief Internal Auditor will report all illegal and unethical conduct in violation of the Code to the appropriate Brookfield Board of Directors, or a committee thereof as appropriate, and externally in accordance with applicable laws.

Brookfield prohibits retaliation against anyone who reports suspected violations of the Code or any law or regulation.

No retribution or retaliation will be taken against any person who has filed a report based on the reasonable good faith belief that a violation of the Code or any law or regulation has occurred or may in the future occur; however, making a report does not necessarily absolve you (if you are involved) or anyone else of the breach or suspected breach of the Code. The company reserves the right to discipline you if you provide false information or make an accusation you know to be untrue. This does not mean that the information that you provide has to be correct, but it does mean that you must reasonably believe that the information is truthful and demonstrates at least a possible violation of the Code. If you believe that you have been unfairly or unlawfully retaliated against, you may file a report with your supervisor, the HR team, or the company’s Legal & Regulatory Group, or by calling the Reporting Hotline.

DISCIPLINARY ACTION FOR CODE VIOLATIONS

Please note that we reserve the right to take disciplinary action for Code violations that fits the nature and particular facts of the violation. This could include immediate termination for cause and, if warranted, legal proceedings may be brought against you.

STATEMENT OF COMPLIANCE

Upon starting at Brookfield, each director, officer, employee and temporary worker who is subject to this Code will be provided with a copy of the Code and policies referred to herein and is required to sign an acknowledgement. The acknowledgement is maintained by the company’s Legal and Regulatory

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Group. On an annual basis, each director, officer, employee and temporary worker who is subject to this Code will be required to re-certify compliance with the Code. Annual execution of a Statement of Compliance with the Code and policies referred to herein or an annual certification of the Code shall be a condition of your continued directorship, employment or engagement with the company.

WAIVERS

A waiver of the Code will be granted only in very exceptional circumstances. A Code waiver for Brookfield Asset Management’s employees, other than Brookfield Asset Management’s executive officers, must be approved by the CEO. A Code waiver for Brookfield Asset Management’s Board of Directors or executive officers must be approved by the Chair of the Board. A Code waiver for a director, officer or employee of a Controlled Affiliate may be granted in accordance with the policies of the Controlled Affiliate, as consistent with the Code.

AMENDMENTS

Brookfield Asset Management’s Board of Directors reviews and approves the Code on at least an annual basis and is ultimately responsible for monitoring compliance with the Code.

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SCHEDULE A

CONTACT INFORMATION

REPORTING HOTLINE

North America – 800-665-0831

Australia – 1800-152-863

Brazil – 0800-891-3867

Chile – 1230-020-0517

China – 400-880-1042

Colombia – 01800-011-0149

France – 0800-91-2964

Germany – 0800-000-6649

Hong Kong – 800-960-631

Ireland – 1800-946-551

Japan – 012-099-3307

Luxembourg – 800 85 269

Mexico – 01800-436-0065

New Zealand – 0800-443-938

Portugal – 0800-78-4717

Qatar – 800-0249

Singapore – 1800-622-7248

South Korea – 0809-080-895

Spain – 900-810-305

Switzerland – 0800-225-163

United Kingdom – 0808-234-2210

Two-Stage Dialing:

India – 000-117, then 800-795-2716

Peru – 0-800-70-088, 0-800-50-000 or 0-800-50-288, then 800-795-2716

United Arab Emirates – 8000-021, 8000-051 or 8000-061, then 800-795-2716

Collect Worldwide – 770-613-6339

Online –www.brookfield.ethicspoint.com

OFFICER AND DIRECTOR CONTACTS – BROOKFIELD ASSET MANAGEMENT

Head of Corporate Strategy, Chief Legal Officer Justin B. Beber Brookfield Place, Suite 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3 Email: justin.beber@brookfield.com Telephone: (416) 956-5242	Chief Executive Officer J. Bruce Flatt Brookfield Place, Suite 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3 Email: bflatt@brookfield.com Telephone: (416) 363-9491

Chief Internal Auditor Richard Maingot Brookfield Place, Suite 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3 Email: richard.maingot@brookfield.com Telephone: (416) 369-2741	Chair of the Board The Hon. Frank J. McKenna Brookfield Place, Suite 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3 Telephone: (416) 363-9491

LEGAL AND REGULATORY CONTACTS

Brookfield Asset Management Kathy Sarpash Vice President, Legal & Regulatory Email: Kathy.sarpash@brookfield.com Telephone: (416) 359-8598	Brookfield Business Partners A.J Silber Vice President, Legal & Regulatory Email: Aj.silber@brookfield.com Telephone: (416) 359-8598

Code of Business Conduct and Ethics – March 2020

Brookfield Infrastructure Partners Michael Ryan Managing Director and Counsel Email: Michael.ryan@brookfield.com Telephone: +61 2 9692 2810	Brookfield Property Partners Michelle Campbell Senior Vice President, Legal & Regulatory Email: Michelle.campbell@brookfield.com Telephone: (212) 417-7514

Brookfield Renewable Partners Jennifer Mazin Managing Partner, Legal & Regulatory Email: Jennifer.mazin@brookfield.com Telephone: (416) 369-3369

Regulatory Compliance Ronald Fisher-Dayn Managing Director, Legal & Regulatory Email: Ronald.fisher-dayn@brookfield.com Telephone: (212) 978-1763

LEGAL NOTICE

The company reserves the right to modify, suspend or revoke the Code and any related policies, procedures, and programs at any time. The company also reserves the right to interpret and amend the Code and these policies in its sole discretion. Any amendments to the Code will be disclosed and reported as required by applicable law.

The company employs unionized employees. If the Code conflicts with a collective bargaining agreement governing the wages and/or conditions of employment for unionized employees, the collective bargaining agreement will prevail; if a collective bargaining agreement is silent with respect to an area addressed in the Code, or if the Code supplements a collective bargaining agreement, unionized employees are expected to abide by the Code.

Neither the Code, nor any of the policies referred to herein, confer any rights, privileges or benefits on any employee, create an entitlement to continued employment at the company, establish conditions of employment for the employee, or create an express or implied contract of any kind between employees and the company. In addition, the Code does not modify the employment relationship between employees and the company.

The Code is posted on our website and intranet. The version of the Code on our website and intranet may be more current and supersedes any paper copies, should there be any discrepancy between paper copies and what is posted online.

Code of Business Conduct and Ethics – March 2020